MERCANTILE BANKSHARES CORPORATION
Two Hopkins Plaza
Baltimore, MD 21201
May 10, 2006
Mercantile Long-Short Manager Fund for Tax-Exempt/Deferred Investors (TEDI) LLC
Two Hopkins Plaza
Baltimore, MD 21201
Ladies and Gentlemen:
     Mercantile Bankshares Corporation hereby offers to purchase interests in Mercantile Long-Short Manager Fund for Tax-Exempt/Deferred Investors (TEDI) LLC (the “Company Interest”) for an aggregate price of one hundred thirty-five thousand ($135,000.00) dollars.
     This letter will confirm that Mercantile Bankshares Corporation is purchasing the Company Interest for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

Sincerely, MERCANTILE BANKSHARES CORPORATION
By:	/s/ Terry L. Troupe
	Name:	Terry L. Troupe
	Title:	Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:
MERCANTILE LONG-SHORT MANAGER
FUND FOR TAX-EXEMPT/DEFERRED
INVESTORS (TEDI) LLC

By:	/s/ Kevin A. McCreadie
	Name:	Kevin A. McCreadie
	Title:	President